As filed with the Securities and Exchange Commission on December 17, 2013

Registration No. 333-149445

Registration No. 333-157888

Registration No. 333-157889

Registration No. 333-165386

Registration No. 333-172732

Registration No. 333-179992

Registration No. 333-186968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-149445

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-157888

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-157889

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165386

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172732

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-179992

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-186968

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAKO Surgical Corp.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1901148 (I.R.S. Employer Identification No.)

2555 Davie Road

Fort Lauderdale, Florida 33317

(954) 927-2044

(Address Of Principal Executive Offices)

MAKO Surgical Corp. 2008 Omnibus Incentive Plan

MAKO Surgical Corp. 2008 Employee Stock Purchase Plan

MAKO Surgical Corp. 2004 Stock Incentive Plan

(Full titles of the plans)

Fritz L. LaPorte

Vice President, Finance & Administration and Chief Financial Officer

MAKO Surgical Corp.

2555 Davie Road

Fort Lauderdale, Florida 33317

(954) 927-2044

(Name and address, telephone number, including area code, of agent for service)

With copy to:

Richard C. Witzel, Jr.

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Dr.

Chicago, Illinois 60606

(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of MAKO Surgical Corp., a Delaware corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

  Registration Statement 333-149445, registering (i) 871,483 shares of common stock, par value $0.001 per share of the Company (the “Common Stock”) issuable under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan, (ii) 213,220 shares of Common Stock issuable upon exercise of options outstanding under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan, (iii) 625,000 shares of Common Stock issuable under the MAKO Surgical 2008 Employee Stock Purchase Plan and (iv) 1,906,624 shares of Common Stock issuable upon exercise of options outstanding under the MAKO Surgical Corp. 2004 Stock Incentive Plan, which was filed with SEC and became effective on February 28, 2008.
  Registration Statement 333-157888, registering 741,075 shares of Common Stock issuable under the MAKO Surgical Corp. 2004 Stock Incentive Plan, which was filed with the SEC and became effective on March 12, 2009.
  Registration Statement 333-157889, registering 998,059 shares of Common Stock issuable under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan, which was filed with the SEC and became effective on March 12, 2009.
  Registration Statement 333-165386, registering 1,330,318 shares of Common Stock issuable under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan, which was filed with the SEC and became effective on March 10, 2010.
  Registration Statement 333-172732, registering 1,617,938 shares of Common Stock issuable under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan, which was filed with the SEC and became effective on March 10, 2011.
  Registration Statement 333-179992, registering 1,676,312 shares of Common Stock issuable under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan, which was filed with the SEC and became effective on March 8, 2012.
  Registration Statement 333-186968, registering 1,880,930 shares of Common Stock issuable under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan, which was filed with the SEC and became effective on February 28, 2013.

On December 17, 2013, pursuant to that certain Agreement and Plan of Merger, dated September 25, 2013 (the “Merger Agreement”), by and among Stryker Corporation, a Michigan corporation (“Parent”), Lauderdale Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent, and the Company, the Company became a wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, by means of the post-effective amendments, removes from registration any and all securities of the Company that had been registered for issuance but remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this 17th day of December, 2013.

MAKO Surgical Corp.

By:	/s/ Fritz L. LaPorte
Fritz L. LaPorte Vice President, Finance & Administration and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to registration statements on Form S-8 have been signed by the following persons in the capacities indicated below on this 17th day of December, 2013.

Signature	Title

/s/ David K. Floyd	President
David K. Floyd	(Principal Executive Officer)

/s/ Fritz L. LaPorte	Vice President, Finance & Administration and Chief Financial Officer (Principal Financial and Accounting Officer)
Fritz L. LaPorte

/s/ David K. Floyd
David K. Floyd	Director

/s/ Tony M. McKinney
Tony M. McKinney	Director